Articles Of Amendment

Business Corporations Act
Section 29 or 177

1. Name of Corporation	2. Corporate Access Number
SUTCLIFFE RESOURCES LTD.	**207140179**

3. THE ARTICLES OF THE ABOVE-NAMED CORPORATION ARE AMENDED AS FOLLOWS:

1. Pursuant to Section 173(1)(a) of the *Business Corporations Act* (Alberta), Item 1 of the Articles of the Corporation be and is hereby amended to read:

"1. Name of Corporation

Zoloto Resources Ltd."

Filed with Alberta Registries
by Macleod Dixon LLP

JUL 0 3 2007

Initials JO

Authorized Signature

Laurence Stephenson
Name of Person Authorizing (please print)

JUNE 18/07
Date

N/A
Identification
(not applicable for societies)

CEO and President
Title (please print)

REG 3054 (2003/05)

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